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                                                                     EXHIBIT(5)

                    [Letterhead of Horwitz, Cutler & Beam]

                                     May 31, 1996

Securities and Exchange Commission
450 Fifth Street, N.W., Judiciary Plaza
Washington, DC  20549

         RE:  NATIONAL HEALTH & SAFETY CORPORATION

Ladies and Gentlemen:

    This office represents NATIONAL HEALTH & SAFETY CORPORATION, a Utah corporation (the "Registrant"), in connection with the Registrant's Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement"), which relates to the issuance and sale of 60,000 shares of the Registrant's Common Stock issuable to Avonwood Capital Corporation for performance of certain management services (the "Registered Securities"). In connection with our representation, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth.

    Based upon the foregoing, it is our opinion that the Registered Securities, when sold as set forth in the Registration Statement, will be legally issued, fully paid and nonassessable.

    We acknowledge that we are referred to under the heading "Legal Matters" in the Prospectus which is a part of the Registrant's Form S-8 Registration Statement relating to the Registered Securities, and we hereby consent to such use of our name in such Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement and with such state regulatory agencies in such states as may require such filing in connection with the registration of the Registered Securities for offer and sale in such states.


                             Horwitz, Cutler & Beam

                             /s/ HORWITZ, CUTLER & BEAM